EXHIBIT 99.2

June 30, 2021	QUARTERLY REPORT

Dear Shareholder:

The second quarter of 2021 was somewhat of a turning point in the fight against COVID-19 as vaccination efforts reached critical mass, restaurants and entertainment venues reopened, and employers have thoughtfully welcomed workers back to the office. Consistent with this transition, new funding under the last stage of the PPP program ended and efforts to secure forgiveness became the focus for customers and their lenders. As the broader economy has gained momentum, supply chain and workforce challenges have created stress and an increase in near-term inflation. Monetary policy is unchanged in the short-term and interest rates remain at historically low levels despite the uptick in inflation. The debate in Congress over additional federal spending on infrastructure and other stimulus was unresolved and equity markets remained strong based on the broad averages.

Business at C&N is consistent with this environment and customer demand as mortgage originations remained strong, commercial loan volumes picked-up later in the quarter, deposit balances continued to increase, and we experienced solid growth in our wealth management business. Our results reflect improved consumer and business confidence in the future and are supported by low interest rates and ample liquidity in the system.

Earnings for the second quarter 2021 were $7.06 million, or $.44 per share compared to $5.44 million, or $.39 per share during the second quarter of 2020. After adjusting for merger related expenses, net income for the second quarter of 2020 was $6.22 million, or $.45 per share. The Covenant acquisition continues to impact C&N’s profile and performance metrics when compared to last year. Net interest income for the second quarter of $18.68 million was $4.44 million higher than 2020 due to the increase in loans outstanding and deposit balances. The net interest margin was 3.52% for the quarter compared to 3.65% a year earlier. The ongoing low interest rate environment, and an increase in the average balance of lower-yielding deposits with the Federal Reserve and other banks, contributed to this decline.

The provision for loan losses was $744,000 in the second quarter compared to a credit of $176,000 in the second quarter of 2020. Each of these quarters includes adjustments related to specific reserves on one or two loans, as well as an allowance to provide for growth in the overall portfolio. C&N’s credit metrics have remained stable throughout the pandemic as reflected in past due, non-performing loans, and troubled debt restructuring (TDR) balances. As of June 30, 2021, twelve loans with balances of $6.7 million remain in deferral status to support clients impacted by COVID-19.

Noninterest income for the second quarter of 2021 was $6.3 million, an increase of $772,000 from the second quarter 2020 total. This growth came from a variety of sources including loan servicing fees, interchange revenue, service charges on deposit accounts, and trust and brokerage revenue. Net gains from the sale of loans of $925,000 were down $639,000 from the prior year as the volume of mortgages sold declined.

Noninterest expenses, excluding merger related costs, of $15.4 million increased $3.13 million during the second quarter 2021 compared to a year earlier. Salaries and employee benefits, occupancy and equipment, and data processing and telecommunications costs related to the Covenant acquisition were the primary drivers of this increase.

Earnings for the six months ended June 30, 2021 were $15.85 million, or $.99 per share, compared to $9.6 million, or $.70 per share in 2020. Excluding merger related expenses for the first half of 2020, net income would be $10.5 million, or $.76 per share. Most of the same themes are evident in assessing performance for the first half of this year compared to 2020 including the growth in net interest income, noninterest income and noninterest expenses. The provision for loan losses of $1.0 million for the six months ended June 30, 2021 was $.35 million lower than the comparable amount for the first six months of 2020 as charges related to specific loans were lower in the current year.

The results described above highlight C&N’s underlying strength and ability to deliver through an incredibly unique period in our history. Our balance sheet, credit profile, and diverse revenue streams have all contributed to this performance. A key ongoing strength is our capital position, which exceeds our internal guidelines and all regulatory requirements to be considered well capitalized. This strength provides the ability to continue investing for future growth and earnings capacity as we work to create long term value for our shareholders. We bolstered this position during the second quarter by completing a private placement of $25 million of subordinated notes and $15 million of senior notes at very attractive interest rates. A portion of the proceeds were used to redeem $8 million of subordinated notes and the remaining amount is available for general corporate purposes.

As announced in March, C&N amended its existing stock repurchase program to authorize the repurchase of up to 1,000,000 shares, or 6.25% of the issued and outstanding shares as of February 18, 2021. In the second quarter of 2021, 61,696 shares were repurchased at a total cost of $1,531,000, or an average price of $24.81 per share.

In July, the Board declared a regular quarterly cash dividend of $.28 per share payable to shareholders of record on August 2, 2021, payable August 13, 2021. On an annualized basis, the dividend yield is 4.49% based on the June 30, 2021 market price of $24.50. We believe that the combination of the private placement, repurchase program, and sustainable cash dividend support our efforts to create long-term value for shareholders through effective capital management.

During the second quarter, we welcomed two new members to C&N’s Board of Directors. Helen Santiago was appointed to fill the unexpired term of Len Simpson upon his retirement in April. Helen is a CPA with LaBarr & LaBarr in Sayre, PA and is a well-respected local professional with a strong accounting and tax background. In June, the Board appointed Kate Shattuck to the Board. Kate, who now lives in Towanda, PA, is a Senior partner at Korn Ferry, a global talent management and executive search firm where she specializes in the financial markets sector. We look forward to engaging with these two talented professionals and benefitting from their guidance and counsel in the years ahead.

Finally, on a sad note, we mourn the loss of Len Simpson who was a great friend of C&N and a Director since 1989. Len passed away on June 14th. His energy, good humor and relentless involvement in the community will be missed by all. Our condolences go out to his wife, Robin, and the entire Simpson family.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	2ND	2ND
	QUARTER	QUARTER
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$20,428	$16,513	$3,915	23.71%
Interest Expense	1,747	2,267	(520)	(22.94)%
Net Interest Income	18,681	14,246	4,435	31.13%
Provision (Credit) for Loan Losses	744	(176)	920	(522.73)%
Net Interest Income After Provision for Loan Losses	17,937	14,422	3,515	24.37%
Noninterest Income	6,300	5,528	772	13.97%
Net Gains on Available-for-sale Debt Securities	2	0	2%
Merger-Related Expenses	0	983	(983)	(100.00)%
Other Noninterest Expenses	15,399	12,274	3,125	25.46%
Income Before Income Tax Provision	8,840	6,693	2,147	32.08%
Income Tax Provision	1,780	1,255	525	41.83%
Net Income	$7,060	$5,438	$1,622	29.83%
Net Income Attributable to Common Shares (1)	$6,999	$5,405	$1,594	29.49%
PER COMMON SHARE DATA:
Net Income - Basic	$0.44	$0.39	$0.05	12.82%
Net Income - Diluted	$0.44	$0.39	$0.05	12.82%
Dividend Per Share	$0.28	$0.27	$0.01	3.70%
Number of Shares Used in Computation - Basic	15,868,150	13,710,118
Number of Shares Used in Computation - Diluted	15,874,983	13,712,387

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	SIX MONTHS ENDED
	June 30,
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$42,182	$33,550	$8,632	25.73%
Interest Expense	3,418	5,022	(1,604)	(31.94)%
Net Interest Income	38,764	28,528	10,236	35.88%
Provision for Loan Losses	1,003	1,352	(349)	(25.81)%
Net Interest Income After Provision for Loan Losses	37,761	27,176	10,585	38.95%
Noninterest Income	13,082	10,809	2,273	21.03%
Net Gains on Available-for-sale Debt Securities	2	0	2%
Merger-Related Expenses	0	1,124	(1,124)	(100.00)%
Other Noninterest Expenses	31,108	25,186	5,922	23.51%
Income Before Income Tax Provision	19,737	11,675	8,062	69.05%
Income Tax Provision	3,890	2,071	1,819	87.83%
Net Income	$15,847	$9,604	$6,243	65.00%
Net Income Attributable to Common Shares (1)	$15,721	$9,550	$6,171	64.62%
PER COMMON SHARE DATA:
Net Income - Basic	$0.99	$0.70	$0.29	41.43%
Net Income - Diluted	$0.99	$0.70	$0.29	41.43%
Dividend Per Share	$0.55	$0.54	$0.01	1.85%
Number of Shares Used in Computation - Basic	15,859,236	13,697,617
Number of Shares Used in Computation - Diluted	15,865,158	13,705,733

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	June 30,	June 30,	June 30, 2021 vs 2020
	2021	2020	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$208,860	$77,642	$131,218	169.00%
Available-for-sale Debt Securities	391,881	332,188	59,693	17.97%
Loans, Net	1,585,481	1,230,387	355,094	28.86%
Bank-Owned Life Insurance	30,391	18,843	11,548	61.29%
Bank Premises and Equipment, Net	20,620	18,332	2,288	12.48%
Intangible Assets	56,088	29,511	26,577	90.06%
Other Assets	45,742	38,563	7,179	18.62%
TOTAL ASSETS	$2,339,063	$1,745,466	$593,597	34.01%

LIABILITIES
Deposits	$1,916,809	$1,381,178	$535,631	38.78%
Borrowed Funds - Federal Home Loan Bank and Repurchase Agreements	46,450	87,308	(40,858)	(46.80)%
Senior Notes, Net	14,670	0	14,670%
Subordinated Debt, Net	32,967	6,500	26,467	407.18%
Other Liabilities	24,034	14,689	9,345	63.62%
TOTAL LIABILITIES	2,034,930	1,489,675	545,255	36.60%

STOCKHOLDERS' EQUITY
Common Stockholders' Equity, Excluding Accumulated
Other Comprehensive Income	294,857	244,080	50,777	20.80%
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-sale Debt Securities	9,167	11,472	(2,305)	(20.09)%
Defined Benefit Plans	109	239	(130)	(54.39)%
TOTAL STOCKHOLDERS' EQUITY	304,133	255,791	48,342	18.90%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,339,063	$1,745,466	$593,597	34.01%